Exhibit 11

                               EMCORE CORPORATION
                  STATEMENT OF COMPUTATION OF PER SHARE AMOUNTS
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                                   Three Months                       Six Months
                                                                  Ended March 31,                   Ended March 31,
                                                              ----------------------            -----------------------
                                                              1998              1997            1998               1997
                                                              ----              ----            ----               ----
Income (loss) before extraordinary item................        $37           ($2,894)       ($29,352)           ($6,692)
Extraordinary loss.....................................                         (256)                              (256)

Net income (loss)......................................        $37           ($3,150)       ($29,352)           ($6,948)

Basic earnings per share calculation:
Weighted average shares outstanding:
             Common stock..............................      9,328             3,825           8,189              3,405
             Common stock equivalents (1)..............

Basic weighted average
             common shares and equivalents.............      9,328             3,825           8,189              3,405

Income (loss) before extraordinary item................      $0.00            ($0.76)         ($3.58)            ($1.97)
Extraordinary loss.....................................                        (0.06)                             (0.07)

Net income (loss) per share............................      $0.00            ($0.82)         ($3.58)            ($2.04)

Fully diluted earnings per share calculation:
Weighted average shares outstanding:
             Common stock..............................      9,328             3,825           8,189              3,405
             Common stock equivalents (1)..............      1,220                                                  722

Fully-diluted weighted average
             common shares and equivalents.............     10,548             3,825           8,189              4,127

Income (loss) before extraordinary item................      $0.00            ($0.76)         ($3.58)            ($1.62)
Extraordinary loss.....................................                        (0.06)                             (0.06)

Net income (loss) per share............................      $0.00            ($0.82)         ($3.58)            ($1.68)


_______________________
(1) Under the provisions of Securities and Exchange Commission Staff Bulletin No. 64 ("SAB" No. 64), common stock and common stock equivalents issued by the company within one year or in contemplation of the Company's offering are treated as if they were outstanding for all periods presented prior to the Company's IPO. After the IPO is effective, the determination of common stock and equivalents has been determined on a basis consistent with FAS 128, which states "EPS shall not assume conversion exercise or contingent issuance of securities that would have an anti-dilutive effect on earnings per share."